PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED DECEMBER 19, 2000                 REGISTRATION NO. 333-50282

                                 $1,660,000,000

                               SANMINA CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2020
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of zero coupon convertible subordinated notes due 2020 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 12, 2001, January 31, 2001, March 2, 2001, April 6, 2001, April 23, 2001, June
13, 2001 and July 3, 2001which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                  PRINCIPAL
                                                  AMOUNT AT
                                                 MATURITY OF                              NUMBER OF
                                                  DEBENTURES                              SHARES OF
                                                 BENEFICIALLY        PERCENTAGE OF      COMMON STOCK        PERCENTAGE OF
                                                  OWNED THAT           DEENTURES         THAT MAY BE         COMMON STOCK
NAME                                              MAY BE SOLD         OUTSTANDING          SOLD (1)         OUTSTANDING (2)
---------                                         -----------       ---------------      ------------       ---------------
GLG Market Neutral Fund                           20,000,000              1.2%             129,652                   *
Sage Capital                                         200,000                 *               1,297                   *
Teachers Insurance & Annuity Association          26,000,000              1.6%             168,548                   *

------------
*Less than 1%

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     6.4826 shares for each $1,000 principal amount at maturity. However, this conversion rate will be subject to adjustment as described under "Description of Debentures - Conversion of Debentures by Holders." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 320,722,188 shares of common stock outstanding as of September 18, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is September 20, 2001.